Exhibit 99.1

For Immediate Release

MERCER INTERNATIONAL INC. REPORTS STRONG 2014 THIRD QUARTER RESULTS

NEW YORK, NY, October 30, 2014 - Mercer International Inc. (Nasdaq: MERC, TSX: MRI.U) today reported results for the third quarter ended September 30, 2014. Operating EBITDA* in the third quarter of 2014 increased to $67.6 million from $32.8 million in the third quarter of 2013 and $41.9 million in the prior quarter of 2014. For the third quarter of 2014, we had record net income of $88.3 million, or $1.38 per basic and $1.37 per diluted share, compared to net loss of $3.0 million, or $0.05 per basic and diluted share, in the third quarter of 2013.

On October 1, 2013, we changed our reporting currency from the Euro to the U.S. dollar.

Summary Financial Highlights

	Q3 2014	Q2 2014	Q3 2013	YTD 2014	YTD 2013
	(in millions, except per share amounts)
Pulp revenues	$277.0	$259.5	$246.7	$814.9	$737.6
Energy and chemical revenues	$24.7	$25.7	$22.6	$77.5	$68.1
Operating income	$48.2	$22.0	$13.3	$109.5	$24.7
Operating EBITDA*	$67.6	$41.9	$32.8	$168.5	$83.1
Gain on settlement of debt	$31.9	$—	$—	$31.9	$—
Gain on derivative instruments	$3.4	$2.5	$2.6	$9.2	$15.9
Income tax benefit (provision)	$29.2	$(4.6)	$(1.2)	$22.8	$(3.2)
Net income (loss)(1)	$88.3	$0.6	$(3.0)	$109.9	$(16.5)
Net income (loss) per share(1)
Basic	$1.38	$0.01	$(0.05)	$1.79	$(0.30)
Diluted	$1.37	$0.01	$(0.05)	$1.78	$(0.30)
Common shares outstanding at period end	64.3	64.3	55.9	64.3	55.9

(1)	Attributable to common shareholders.

Summary Operating Highlights

	Q3 2014	Q2 2014	Q3 2013	YTD 2014	YTD 2013
Pulp production (‘000 ADMTs)	375.7	353.8	369.0	1,111.3	1,079.7
Scheduled production downtime (‘000 ADMTs)	10.1	17.7	9.4	27.8	25.4
Scheduled production downtime (days)	10	12	10	22	21
Pulp sales (‘000 ADMTs)	386.9	356.8	356.6	1,125.1	1,081.6
Average NBSK pulp list price in Europe ($/ADMT)(1)	932	925	867	926	852
Average pulp sales realizations ($/ADMT)(2)	709	720	682	717	673
Energy production (‘000 MWh)	472.0	446.2	444.2	1,384.5	1,274.4
Energy sales (‘000 MWh)	207.4	197.1	185.4	606.0	526.6
Average Spot Currency Exchange Rates:
$ / €(3)	1.3250	1.3716	1.3252	1.3555	1.3171
$ / C$(3)	0.9184	0.9169	0.9630	0.9141	0.9772

(1)	Source: RISI pricing report.
(2)	Sales realizations after discounts. Incorporates the effect of pulp price variations occurring between the order and shipment dates.
(3)	Average Federal Reserve Bank of New York noon spot rate over the reporting period.

*

Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States (“GAAP”) and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. See page 12 of the financial tables included in this press release for a reconciliation of net income (loss) attributable to common shareholders to Operating EBITDA.

President’s Comments

Mr. Jimmy S.H. Lee, President and Chairman, stated: “For the third quarter of 2014, our Operating EBITDA increased by approximately 106% to $67.6 million from $32.8 million in the comparative quarter of 2013, primarily as a result of lower per unit fiber costs, higher pulp pricing and the strengthening of the U.S. dollar relative to the Canadian dollar and the Euro. Compared to the prior quarter of 2014, our Operating EBITDA increased by approximately 61% from $41.9 million, primarily as a result of less lost production from scheduled maintenance downtime at our mills and the overall strengthening of the U.S. dollar relative to the Euro and the Canadian dollar.”

Mr. Lee continued: “We had ten days of scheduled maintenance downtime at our Rosenthal mill, or approximately 10,100 ADMTs, in the current quarter which adversely impacted Operating EBITDA by approximately $5.6 million, comprised of approximately $4.4 million in direct out-of-pocket expenses and the balance for reduced production. Many of our competitors that report their financial results using “IFRS” capitalize their direct costs of maintenance shutdowns. Going forward, our Stendal mill has a two-day scheduled maintenance shutdown in the fourth quarter.”

Mr. Lee continued: “In the current quarter, our mills performed very well, achieving near record pulp sales due to strong demand in Europe and China and record energy sales volumes. Energy production at our mills increased by approximately 6% compared to the same period in 2013. Energy and chemical revenues increased by approximately 9% in the current quarter from the same period of 2013. We currently expect energy and chemical production and revenues to remain generally consistent in the fourth quarter of 2014 due to fewer scheduled maintenance shutdown days, partially offset by some planned work at the Celgar mill related to its lime kiln.”

Mr. Lee continued: “NBSK list prices were essentially flat during the third quarter of 2014 compared to the prior quarter due to steady demand, with a modest increase in Europe. At the end of the current quarter, the NBSK list price in North America and China was approximately $1,030 and $730 per ADMT, respectively, while the list price in Europe increased to $935 per ADMT. We currently expect list prices to remain flat during the fourth quarter although some analysts continue to predict that the new South American hardwood capacity will negatively affect NBSK demand and pricing.”

Mr. Lee continued: “The NBSK pulp market remained generally under-balanced at approximately 27 days’ supply at the end of the current quarter. We believe the NBSK pulp market is generally balanced when supply is at approximately 30 days. During the quarter, world producer inventories increased by two days from the end of the second quarter of 2014. We currently expect demand to be steady through the fourth quarter of 2014 and going into 2015 as new tissue machines are expected to come online in China.”

Mr. Lee continued: “On average, our per unit fiber costs for our German mills in the current quarter decreased by approximately 5% from the prior quarter of 2014 due to lower chip prices resulting from sawmills running at higher rates, a strong supply of logs and lower demand from pellet producers and board manufacturers. Our per unit fiber cost for our Celgar mill remained generally flat during the third quarter of 2014, compared to the prior quarter. For the next quarter of 2014, we currently expect our overall per unit fiber costs to increase marginally.”

Mr. Lee continued: “Our Stendal mill successfully amended its senior project finance credit facility and its amortizing term facility in respect of Project Blue Mill to provide it with greater flexibility going forward. In connection therewith, we contributed $20.0 million to the capital of Stendal. We also acquired all of the shareholder loans and substantially all of the shares of the minority shareholder in our Stendal mill and other rights. As a result of these transactions, we now consolidate all of the economic interest in Stendal.”

Mr. Lee concluded: “In connection with our acquisition of all of the shareholder loans of the minority shareholder in our Stendal mill, during the current quarter, we recorded a non-cash gain of $31.9 million on the settlement of such debt. During the current quarter, we also recorded a non-cash gain of $31.3 million as an income tax benefit on the deferred tax assets associated with our Stendal mill.”

Three Months Ended September 30, 2014 Compared to Three Months Ended September 30, 2013

Total revenues for the three months ended September 30, 2014 increased by approximately 12% to $301.6 million from $269.2 million in the same period in 2013, due to higher pulp revenues and higher energy and chemical revenues.

Pulp revenues for the three months ended September 30, 2014 increased by approximately 12% to $277.0 million from $246.7 million in the comparative quarter of 2013, due to higher sales volumes and higher pulp price realizations.

Energy and chemical revenues increased by approximately 9% to $24.7 million in the third quarter of 2014 from $22.6 million in the same quarter last year, primarily because of record energy sales volumes resulting from Project Blue Mill coming online at our Stendal mill at the end of 2013.

Pulp production increased by approximately 2% to 375,742 ADMTs in the current quarter from 369,011 ADMTs in the same quarter of 2013. We had an aggregate of ten days (approximately 10,100 ADMTs) of scheduled maintenance downtime at our Rosenthal mill in the third quarter of 2014. In the fourth quarter of 2014, our Stendal mill is scheduled to have a second two-day maintenance shutdown and our Celgar mill has some planned work related to its lime kiln which may cause it to run at a lower capacity for a short period and lower planned production by approximately 4,500 ADMTs.

Pulp sales volumes increased by approximately 9% to 386,944 ADMTs in the current quarter from 356,619 ADMTs in the comparative quarter, primarily due to strong demand in Europe.

Average pulp sales realizations increased by approximately 4% to $709 per ADMT from approximately $682 per ADMT in the same quarter last year primarily due to higher pulp prices.

Costs and expenses in the third quarter of 2014 decreased by approximately 1% to $253.4 million from $255.9 million in the comparative period of 2013, primarily due to lower per unit fiber costs and the impact of a stronger U.S. dollar on our Canadian dollar and Euro denominated expenses, partially offset by the impact of higher sales volumes.

Transportation costs increased marginally to $24.3 million in the current quarter of 2014 from $22.6 million in the comparative quarter of 2013 primarily due to higher sales volumes and marginally higher freight costs at our Celgar mill resulting from limitations on rail car availability.

On average, our overall per unit fiber costs in the current quarter decreased by approximately 12% from the same period in 2013, primarily as a result of a decrease in per unit fiber costs for our German mills due to lower chip prices resulting from sawmills running at higher rates, a strong supply of logs and lower demand from pellet producers and board manufacturers. Our per unit fiber costs for our Celgar mill decreased during the third quarter of 2014 compared to the same quarter last year due to the strong supply of pulpwood and residual chips, despite increased demand for fiber from coastal mills, and the impact of a stronger U.S. dollar on our Canadian dollar denominated expenses. For the next quarter of 2014, we currently expect our overall per unit fiber costs to increase marginally due to an expected slight reduction in German chip supply and increased demand for chips from British Columbia’s coastal mills.

For the third quarter of 2014, our operating income increased by approximately 262% to $48.2 million from $13.3 million in the comparative quarter of 2013, primarily due to lower per unit fiber costs, higher pulp prices and the impact of a stronger U.S. dollar on our Canadian dollar and Euro denominated expenses.

Interest expense was $17.5 million in the third quarter of 2014, compared to $17.3 million in the comparative quarter of 2013.

The noncontrolling shareholder’s interest in the Stendal mill’s net income in the third quarter of 2014 was $3.5 million, compared to $0.6 million in the same quarter last year.

In the third quarter of 2014, Operating EBITDA increased to $67.6 million from $32.8 million in the third quarter of 2013. Operating EBITDA is defined as operating income (loss) plus depreciation and amortization and non-recurring capital asset impairment charges. Operating EBITDA has significant limitations as an analytical tool and should not be considered in isolation or as a substitute for our results as reported under GAAP. See page 12 of the financial tables included in the press release for a reconciliation of net income (loss) attributable to common shareholders to Operating EBITDA.

We recorded a non-cash derivative gain of $3.4 million on the mark to market adjustment of our Stendal mill’s interest rate derivative in the third quarter of 2014, compared to a net derivative gain of $2.6 million in the same quarter of last year.

During the current quarter, we recorded a non-cash gain of $31.9 million on the settlement of debt as a result of our acquisition of all of the shareholder loans of the former noncontrolling shareholder in Stendal which had a net book value of $47.7 million for purchase consideration of $15.8 million.

During the current quarter, we recorded a net income tax benefit of $29.2 million, compared to a net income tax expense of $1.2 million in the same quarter of 2013, primarily due to the recognition of income tax loss carry-forwards associated with our Stendal mill.

We reported record net income attributable to common shareholders of $88.3 million, or $1.38 per basic and $1.37 per diluted share, for the third quarter of 2014. In the third quarter of 2013, the net loss attributable to common shareholders was $3.0 million, or $0.05 per basic and diluted share.

Nine Months Ended September 30, 2014 Compared to Nine Months Ended September 30, 2013

Total revenues for the nine months ended September 30, 2014 increased by approximately 11% to $892.5 million from $805.7 million in the same period in 2013, due to higher pulp revenues and higher energy and chemical revenues.

Pulp revenues for the nine months ended September 30, 2014 increased by approximately 10% to $814.9 million from $737.6 million in the comparative period of 2013, due to higher pulp price realizations and higher sales volumes.

Energy and chemical revenues increased by approximately 14% to $77.5 million for the nine months ended September 30, 2014 from $68.1 million in the same period last year, primarily because of record energy sales volumes resulting from Project Blue Mill coming online at our Stendal mill at the end of 2013.

Pulp production increased by approximately 3% to 1,111,330 ADMTs in the nine months ended September 30, 2014 from 1,079,677 ADMTs in the same period of 2013. We had an aggregate of 22 days (approximately 27,800 ADMTs) of scheduled maintenance downtime at our mills in the nine months ended September 30, 2014.

Pulp sales volumes increased by approximately 4% to 1,125,054 ADMTs in the nine months ended September 30, 2014 from 1,081,564 ADMTs in the comparative period of 2013, primarily due to strong demand in Europe.

Average pulp sales realizations increased by approximately 7% to $717 per ADMT from approximately $673 per ADMT in the same period last year, primarily due to higher pulp prices.

Costs and expenses in the nine months ended September 30, 2014 increased marginally to $783.0 million from $781.0 million in the comparative period of 2013, primarily due to higher sales volumes and the impact of a weaker U.S. dollar on our Euro denominated expenses, mostly offset by lower per unit fiber costs and the impact of a stronger U.S. dollar on our Canadian dollar denominated expenses.

Transportation costs marginally increased to $68.6 million in the nine months ended September 30, 2014 from $67.8 million in the comparative period of 2013.

On average, our overall per unit fiber costs in the nine months ended September 30, 2014 decreased by approximately 4% from the same period in 2013, primarily as a result of a decrease in per unit fiber costs for our German mills due to lower chip prices resulting from sawmills running at high rates, a stronger supply of logs and lower demand from pellet producers and board manufacturers. Our per unit fiber costs for our Celgar mill decreased during the nine months ended September 30, 2014 compared to the same period last year due to strong sawmill activity in the region and the impact of a stronger U.S. dollar on our Canadian dollar denominated expenses.

In the nine months ended September 30, 2014, our operating income increased to $109.5 million from $24.7 million in the comparative period of 2013, primarily due to higher pulp price realizations, lower per unit fiber costs and higher pulp and record energy sales volumes.

Interest expense in the nine months ended September 30, 2014 marginally increased to $52.1 million from $51.8 million in the comparative period of 2013.

In the nine months ended September 30, 2014, Operating EBITDA increased to $168.5 million from $83.1 million in the same period of 2013. See page 12 of the financial tables included in the press release for a reconciliation of net income (loss) attributable to common shareholders to Operating EBITDA.

We recorded a non-cash derivative gain of $9.2 million on the mark to market adjustment of our Stendal mill’s interest rate derivative, compared to a net derivative gain of $15.9 million in the same period of last year.

During the nine months ended September 30, 2014, we recorded a non-cash gain on the settlement of debt of $31.9 million as a result of our acquisition of all of the shareholder loans of the former noncontrolling shareholder in Stendal.

During the nine months ended September 30, 2014, we recorded a net income tax benefit of $22.8 million, compared to a net income tax expense of $3.2 million in the same period of 2013, primarily due to the recognition of income tax loss carry-forwards associated with our Stendal mill.

We reported net income attributable to common shareholders of $109.9 million, or $1.79 per basic and $1.78 per diluted share, for the nine months ended September 30, 2014. In the nine months ended September 30, 2013, the net loss attributable to common shareholders was $16.5 million, or $0.30 per basic and diluted share.

Liquidity and Capital Resources

The following table is a summary of selected financial information as at the dates indicated:

	As at September 30, 2014	As at December 31, 2013
	(in thousands)
Financial Position
Cash and cash equivalents	$239,923	$147,728
Working capital	$409,409	$306,274
Total assets	$1,547,916	$1,548,559
Long-term liabilities	$928,079	$1,034,743
Total equity	$475,116	$348,317

As at September 30, 2014, we had approximately €28.4 million and C$38.3 million available under our Rosenthal and Celgar revolving credit facilities, respectively.

On September 25, 2014, we amended and restated our Stendal credit facilities to provide the mill with greater financial flexibility. As part of the amendments and restatements, we made a capital investment of $20.0 million in Stendal on such date. In October 2014, we amended the revolving credit facility for our Celgar mill to extend its maturity date to May 2019 and reduce the applicable margin on interest rates for Canadian and U.S. dollar denominated balances by 0.25%.

Restricted Group

The following table is a summary of selected financial information for the Restricted Group (which, under the indenture for our 2017 9.5% Senior Notes, is comprised of Mercer International Inc., certain holding subsidiaries and our Rosenthal and Celgar mills) as at the dates indicated:

	As at September 30, 2014	As at December 31, 2013
	(in thousands)
Financial Position
Cash and cash equivalents	$137,218	$82,910
Working capital	$256,906	$211,749
Total assets	$872,428	$858,824
Long-term liabilities	$401,945	$394,821
Total equity	$410,007	$412,033

Earnings Release Call

In conjunction with this release, Mercer International Inc. will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for Friday, October 31, 2014 at 10:00 AM (Eastern Daylight Time). Listeners can access the conference call live and archived through November 30, 2014, over the Internet at http://www.media-server.com/m/p/zarv37tk or through a link on the Company’s home page at http://www.mercerint.com. Please allow 15 minutes prior to the call to visit the site and download and install any necessary audio software.

Mercer International Inc. is a global pulp manufacturing company. To obtain further information on the company, please visit its web site at http://www.mercerint.com.

The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Words such as “expects”, “anticipates”, “projects”, “intends”, “designed”, “will”, “believes”, “estimates”, “may”, “could” and variations of such words and similar expressions are intended to identify such forward-looking statements. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY:

Jimmy S.H. Lee

Chairman, CEO & President

(604) 684-1099

David M. Gandossi

Executive Vice-President,

Chief Financial Officer & Secretary

(604) 684-1099

-FINANCIAL TABLES FOLLOW-

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	September 30, 2014	December 31, 2013
ASSETS
Current assets
Cash and cash equivalents	$239,923	$147,728
Receivables	139,326	135,893
Inventories	154,204	170,908
Prepaid expenses and other	10,052	10,918
Deferred income tax	10,625	6,326

Total current assets	554,130	471,773

Long-term assets
Property, plant and equipment	923,993	1,038,631
Deferred note issuance costs and other	20,402	20,998
Deferred income tax	49,391	17,157

	993,786	1,076,786

Total assets	$1,547,916	$1,548,559

LIABILITIES
Current liabilities
Accounts payable and other	$111,151	$103,814
Pension and other post-retirement benefit obligations	1,262	1,330
Debt	32,308	60,355

Total current liabilities	144,721	165,499

Long-term liabilities
Debt	815,145	919,017
Interest rate derivative liability	34,036	46,517
Pension and other post-retirement benefit obligations	32,999	35,466
Capital leases and other	21,170	19,293
Deferred income tax	24,729	14,450

	928,079	1,034,743

Total liabilities	1,072,800	1,200,242

EQUITY
Shareholders’ equity
Share capital	386,338	328,549
Paid-in capital	4,221	(11,756)
Retained earnings	97,009	10,815
Accumulated other comprehensive income (loss)	(12,452)	31,470

Total shareholders’ equity	475,116	359,078

Noncontrolling interest (deficit)	—	(10,761)

Total equity	475,116	348,317

Total liabilities and equity	$1,547,916	$1,548,559

(1)

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues
Pulp	$276,959	$246,657	$814,947	$737,641
Energy and chemicals	24,651	22,561	77,540	68,062

	301,610	269,218	892,487	805,703
Costs and expenses
Operating costs	222,831	220,160	689,600	682,507
Operating depreciation and amortization	19,314	19,394	58,784	58,111

	59,465	29,664	144,103	65,085
Selling, general and administrative expenses	11,279	12,505	34,653	36,488
Restructuring expenses	—	3,855	—	3,855

Operating income	48,186	13,304	109,450	24,742

Other income (expense)
Interest expense	(17,456)	(17,254)	(52,071)	(51,784)
Gain on settlement of debt	31,851	—	31,851	—
Gain (loss) on derivative instruments	3,447	2,645	9,224	15,930
Other income (expense)	(3,408)	226	(3,484)	142

Total other income (expense)	14,434	(14,383)	(14,480)	(35,712)

Income (loss) before income taxes	62,620	(1,079)	94,970	(10,970)
Income tax benefit (provision)
Current	(1,106)	(1,380)	(2,633)	2,664
Deferred	30,305	133	25,424	(5,871)

Net income (loss)	91,819	(2,326)	117,761	(14,177)
Less: net income attributable to noncontrolling interest	(3,482)	(640)	(7,812)	(2,365)

Net income (loss) attributable to common shareholders	$88,337	$(2,966)	$109,949	$(16,542)

Net income (loss) per share attributable to common shareholders
Basic	$1.38	$(0.05)	$1.79	$(0.30)
Diluted	$1.37	$(0.05)	$1.78	$(0.30)

(2)

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Cash flows from (used in) operating activities
Net income (loss)	$91,819	$(2,326)	$117,761	$(14,177)
Adjustments to reconcile net income (loss) to cash flows from operating activities
Gain on settlement of debt	(31,851)	—	(31,851)	—
Unrealized loss (gain) on derivative instruments	(3,447)	(3,200)	(9,224)	(16,830)
Depreciation and amortization	19,397	19,476	59,035	58,363
Deferred income taxes	(30,305)	(133)	(25,424)	5,871
Stock compensation expense	592	821	923	1,573
Pension and other post-retirement expense, net of funding	(507)	165	(82)	602
Other	5,890	616	7,394	3,444
Changes in working capital
Receivables	(14,439)	(870)	(17,254)	14,952
Inventories	(147)	(20,058)	5,186	(9,690)
Accounts payable and accrued expenses	19	11,973	14,199	23,831
Other	(172)	76	(2,846)	(8,449)

Net cash from (used in) operating activities	36,849	6,540	117,817	59,490

Cash flows from (used in) investing activities
Purchase of property, plant and equipment	(9,418)	(9,298)	(22,135)	(38,692)
Purchase of intangible assets	(1,135)	—	(3,590)	—
Other	(418)	307	(145)	327

Net cash from (used in) investing activities	(10,971)	(8,991)	(25,870)	(38,365)

Cash flows from (used in) financing activities
Repayment of debt	(14,683)	(29,994)	(45,224)	(56,414)
Proceeds from issuance of notes and borrowings of debt	—	52,250	—	74,473
Proceeds from issuance of shares	(84)	—	53,858	—
Repayment of capital lease obligations	(580)	(526)	(1,772)	(1,972)
Proceeds from sale and lease-back transactions	—	—	1,047	—
Proceeds from (repayment of) credit facilities, net	—	(16,094)	—	966
Payment of note issuance costs	(592)	(2,364)	(592)	(2,364)
Proceeds from government grants	2,028	—	6,086	5,413

Net cash from (used in) financing activities	(13,911)	3,272	13,403	20,102

Effect of exchange rate changes on cash and cash equivalents	(13,067)	5,865	(13,155)	2,917

Net increase (decrease) in cash and cash equivalents	(1,100)	6,686	92,195	44,144
Cash and cash equivalents, beginning of period	241,023	174,897	147,728	137,439

Cash and cash equivalents, end of period	$239,923	$181,583	$239,923	$181,583

(3)

MERCER INTERNATIONAL INC.

RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE

Combined Condensed Balance Sheets

(Unaudited)

(In thousands)

The terms of the indenture governing our 9.5% senior unsecured notes requires that we provide the results of operations and financial condition of Mercer International Inc. and our restricted subsidiaries under the indenture, collectively referred to as the “Restricted Group”. As at and during the three and nine months ended September 30, 2014 and 2013, the Restricted Group was comprised of Mercer International Inc., certain holding subsidiaries and our Rosenthal and Celgar mills. The Restricted Group excludes the Stendal mill.

	September 30, 2014
	Restricted Group	Unrestricted Subsidiaries	Eliminations	Consolidated Group
ASSETS
Current assets
Cash and cash equivalents	$137,218	$102,705	$—	$239,923
Receivables	73,567	65,759	—	139,326
Inventories	96,399	57,805	—	154,204
Prepaid expenses and other	6,553	3,499	—	10,052
Deferred income tax	3,645	6,980	—	10,625

Total current assets	317,382	236,748	—	554,130

Long-term assets
Property, plant and equipment	380,964	543,029	—	923,993
Deferred note issuance costs and other	10,409	9,993	—	20,402
Deferred income tax	15,286	34,105	—	49,391
Due from unrestricted group	148,387	—	(148,387)	—

Total assets	$872,428	$823,875	$(148,387)	$1,547,916

LIABILITIES
Current liabilities
Accounts payable and other	$59,214	$51,937	$—	$111,151
Pension and other post-retirement benefit obligations	1,262	—	—	1,262
Debt	—	32,308	—	32,308

Total current liabilities	60,476	84,245	—	144,721

Long-term liabilities
Debt	335,995	479,150	—	815,145
Due to restricted group	—	148,387	(148,387)	—
Interest rate derivative liability	—	34,036	—	34,036
Pension and other post-retirement benefit obligations	32,999	—	—	32,999
Capital leases and other	8,222	12,948	—	21,170
Deferred income tax	24,729	—	—	24,729

Total liabilities	462,421	758,766	(148,387)	1,072,800

EQUITY
Total shareholders’ equity (deficit)	410,007	65,109	—	475,116

Total liabilities and equity	$872,428	$823,875	$(148,387)	$1,547,916

(4)

MERCER INTERNATIONAL INC.

RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE

Combined Condensed Balance Sheets

(Unaudited)

(In thousands)

	December 31, 2013
	Restricted Group	Unrestricted Subsidiaries	Eliminations	Consolidated Group
ASSETS
Current assets
Cash and cash equivalents	$82,910	$64,818	$—	$147,728
Receivables	75,987	59,906	—	135,893
Inventories	93,807	77,101	—	170,908
Prepaid expenses and other	7,742	3,176	—	10,918
Deferred income tax	3,273	3,053	—	6,326

Total current assets	263,719	208,054	—	471,773

Long-term assets
Property, plant and equipment	420,373	618,258	—	1,038,631
Deferred note issuance costs and other	10,987	10,011	—	20,998
Deferred income tax	9,894	7,263	—	17,157
Due from unrestricted group	153,851	—	(153,851)	—

Total assets	$858,824	$843,586	$(153,851)	$1,548,559

LIABILITIES
Current liabilities
Accounts payable and other	$49,891	$53,923	$—	$103,814
Pension and other post-retirement benefit obligations	1,330	—	—	1,330
Debt	749	59,606	—	60,355

Total current liabilities	51,970	113,529	—	165,499

Long-term liabilities
Debt	336,382	582,635	—	919,017
Due to restricted group	—	153,851	(153,851)	—
Interest rate derivative liability	—	46,517	—	46,517
Pension and other post-retirement benefit obligations	35,466	—	—	35,466
Capital leases and other	8,523	10,770	—	19,293
Deferred income tax	14,450	—	—	14,450

Total liabilities	446,791	907,302	(153,851)	1,200,242

EQUITY
Total shareholders’ equity (deficit)	412,033	(52,955)	—	359,078
Noncontrolling interest (deficit)	—	(10,761)	—	(10,761)

Total liabilities and equity	$858,824	$843,586	$(153,851)	$1,548,559

(5)

MERCER INTERNATIONAL INC.

RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE

Combined Condensed Statements of Operations

(Unaudited)

(In thousands)

	Three Months Ended September 30, 2014
	Restricted Group	Unrestricted Subsidiaries	Eliminations	Consolidated Group
Revenues
Pulp	$151,050	$125,909	$—	$276,959
Energy and chemicals	8,119	16,532	—	24,651

	159,169	142,441	—	301,610
Operating costs	119,790	103,041	—	222,831
Operating depreciation and amortization	10,507	8,807	—	19,314
Selling, general and administrative expenses	6,748	4,531	—	11,279

	137,045	116,379	—	253,424

Operating income	22,124	26,062	—	48,186

Other income (expense)
Interest expense	(8,559)	(9,032)	135	(17,456)
Gain on settlement of debt	—	31,851	—	31,851
Gain (loss) on derivative instruments	—	3,447	—	3,447
Other income (expense)	(3,457)	184	(135)	(3,408)

Total other income (expense)	(12,016)	26,450	—	14,434

Income (loss) before income taxes	10,108	52,512	—	62,620
Income tax benefit (provision)	(1,136)	30,335	—	29,199

Net income (loss)	8,972	82,847	—	91,819
Less: net income attributable to noncontrolling interest	—	(3,482)	—	(3,482)

Net income (loss) attributable to common shareholders	$8,972	$79,365	$—	$88,337

	Three Months Ended September 30, 2013
	Restricted Group	Unrestricted Subsidiaries	Eliminations	Consolidated Group
Revenues
Pulp	$140,193	$106,464	$—	$246,657
Energy and chemicals	7,871	14,690	—	22,561

	148,064	121,154	—	269,218
Operating costs	120,408	99,752	—	220,160
Operating depreciation and amortization	10,777	8,617	—	19,394
Selling, general and administrative expenses	7,433	5,072	—	12,505
Restructuring expenses	3,855	—		3,855

	142,473	113,441	—	255,914

Operating income	5,591	7,713	—	13,304

Other income (expense)
Interest expense	(8,204)	(11,232)	2,182	(17,254)
Gain (loss) on derivative instruments	(1,400)	4,045	—	2,645
Other income (expense)	2,371	37	(2,182)	226

Total other income (expense)	(7,233)	(7,150)	—	(14,383)

Income (loss) before income taxes	(1,642)	563	—	(1,079)
Income tax benefit (provision)	(1,439)	192	—	(1,247)

Net income (loss)	(3,081)	755	—	(2,326)
Less: net income attributable to noncontrolling interest	—	(640)	—	(640)

Net income (loss) attributable to common shareholders	$(3,081)	$115	$—	$(2,966)

(6)

MERCER INTERNATIONAL INC.

RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE

Combined Condensed Statements of Operations

(Unaudited)

(In thousands)

	Nine Months Ended September 30, 2014
	Restricted Group	Unrestricted Subsidiaries	Eliminations	Consolidated Group
Revenues
Pulp	$428,479	$386,468	$—	$814,947
Energy and chemicals	24,649	52,891	—	77,540

	453,128	439,359	—	892,487
Operating costs	353,201	336,399	—	689,600
Operating depreciation and amortization	31,712	27,072	—	58,784
Selling, general and administrative expenses	21,846	12,807	—	34,653

	406,759	376,278	—	783,037

Operating income	46,369	63,081	—	109,450

Other income (expense)
Interest expense	(25,625)	(26,861)	415	(52,071)
Gain on settlement of debt	—	31,851	—	31,851
Gain (loss) on derivative instruments	—	9,224	—	9,224
Other income (expense)	(3,319)	250	(415)	(3,484)

Total other income (expense)	(28,944)	14,464	—	(14,480)

Income (loss) before income taxes	17,425	77,545	—	94,970
Income tax benefit (provision)	(6,921)	29,712	—	22,791

Net income (loss)	10,504	107,257	—	117,761
Less: net income attributable to noncontrolling interest	—	(7,812)	—	(7,812)

Net income (loss) attributable to common shareholders	$10,504	$99,445	$—	$109,949

	Nine Months Ended September 30, 2013
	Restricted Group	Unrestricted Subsidiaries	Eliminations	Consolidated Group
Revenues
Pulp	$410,500	$327,141	$—	$737,641
Energy and chemicals	25,118	42,944	—	68,062

	435,618	370,085	—	805,703
Operating costs	374,033	308,474	—	682,507
Operating depreciation and amortization	32,383	25,728	—	58,111
Selling, general and administrative expenses	22,355	14,133	—	36,488
Restructuring expenses	3,855	—	—	3,855

	432,626	348,335	—	780,961

Operating income	2,992	21,750	—	24,742

Other income (expense)
Interest expense	(23,634)	(34,662)	6,512	(51,784)
Gain (loss) on derivative instruments	(2,407)	18,337	—	15,930
Other income (expense)	6,516	138	(6,512)	142

Total other income (expense)	(19,525)	(16,187)	—	(35,712)

Income (loss) before income taxes	(16,533)	5,563	—	(10,970)
Income tax benefit (provision)	(3,576)	369	—	(3,207)

Net income (loss)	(20,109)	5,932	—	(14,177)
Less: net income attributable to noncontrolling interest	—	(2,365)	—	(2,365)

Net income (loss) attributable to common shareholders	$(20,109)	$3,567	$—	$(16,542)

(7)

MERCER INTERNATIONAL INC.

RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE

Combined Condensed Statements of Cash Flows

(Unaudited)

(In thousands)

	Three Months Ended September 30, 2014
	Restricted Group	Unrestricted Subsidiaries	Consolidated Group
Cash flows from (used in) operating activities
Net income (loss)	$8,972	$82,847	$91,819
Adjustments to reconcile net income (loss) to cash flows from operating activities
Gain on settlement of debt	—	(31,851)	(31,851)
Unrealized loss (gain) on derivative instruments	—	(3,447)	(3,447)
Depreciation and amortization	10,590	8,807	19,397
Deferred income taxes	980	(31,285)	(30,305)
Stock compensation expense	592	—	592
Pension and other post-retirement expense, net of funding	(507)	—	(507)
Other	3,400	2,490	5,890
Changes in working capital
Receivables	(8,241)	(6,198)	(14,439)
Inventories	1,732	(1,879)	(147)
Accounts payable and accrued expenses	1,333	(1,314)	19
Other(1)	(4,034)	3,862	(172)

Net cash from (used in) operating activities	14,817	22,032	36,849

Cash flows from (used in) investing activities
Purchase of property, plant and equipment	(8,450)	(968)	(9,418)
Capital contribution	(20,000)	20,000	—
Purchase of intangible assets	(688)	(447)	(1,135)
Other	(417)	(1)	(418)

Net cash from (used in) investing activities	(29,555)	18,584	(10,971)

Cash flows from (used in) financing activities
Repayment of debt	—	(14,683)	(14,683)
Proceeds from issuance of shares	(84)	—	(84)
Repayment of capital lease obligations	(187)	(393)	(580)
Payment of note issuance costs	—	(592)	(592)
Proceeds from government grants	—	2,028	2,028

Net cash from (used in) financing activities	(271)	(13,640)	(13,911)

Effect of exchange rate changes on cash and cash equivalents	(5,191)	(7,876)	(13,067)

Net increase (decrease) in cash and cash equivalents	(20,200)	19,100	(1,100)
Cash and cash equivalents, beginning of period	157,418	83,605	241,023

Cash and cash equivalents, end of period	$137,218	$102,705	$239,923

(1)	Includes intercompany working capital related transactions.

(8)

MERCER INTERNATIONAL INC.

RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE

Combined Condensed Statements of Cash Flows

(Unaudited)

(In thousands)

	Three Months Ended September 30, 2013
	Restricted Group	Unrestricted Subsidiaries	Consolidated Group
Cash flows from (used in) operating activities
Net income (loss)	$(3,081)	$755	$(2,326)
Adjustments to reconcile net income (loss) to cash flows from operating activities
Unrealized loss (gain) on derivative instruments	845	(4,045)	(3,200)
Depreciation and amortization	10,859	8,617	19,476
Deferred income taxes	(145)	12	(133)
Stock compensation expense	821	—	821
Pension and other post-retirement expense, net of funding	165	—	165
Other	102	514	616
Changes in working capital
Receivables	(4,373)	3,503	(870)
Inventories	(7,037)	(13,021)	(20,058)
Accounts payable and accrued expenses	3,350	8,623	11,973
Other(1)	(3,537)	3,613	76

Net cash from (used in) operating activities	(2,031)	8,571	6,540

Cash flows from (used in) investing activities
Purchase of property, plant and equipment	(2,917)	(6,381)	(9,298)
Acquisition of noncontrolling interest	(20,000)	20,000	—
Other	256	51	307

Net cash from (used in) investing activities	(22,661)	13,670	(8,991)

Cash flows from (used in) financing activities
Repayment of debt	(721)	(29,273)	(29,994)
Proceeds from issuance of notes and borrowings of debt	52,250	—	52,250
Repayment of capital lease obligations	(162)	(364)	(526)
Proceeds from (repayment of) credit facilities, net	(16,094)	—	(16,094)
Payment of note issuance costs	(1,721)	(643)	(2,364)

Net cash from (used in) financing activities	33,552	(30,280)	3,272

Effect of exchange rate changes on cash and cash equivalents	2,371	3,494	5,865

Net increase (decrease) in cash and cash equivalents	11,231	(4,545)	6,686
Cash and cash equivalents, beginning of period	90,376	84,521	174,897

Cash and cash equivalents, end of period	$101,607	$79,976	$181,583

(1)	Includes intercompany working capital related transactions.

(9)

MERCER INTERNATIONAL INC.

RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE

Combined Condensed Statements of Cash Flows

(Unaudited)

(In thousands)

	Nine Months Ended September 30, 2014
	Restricted Group	Unrestricted Subsidiaries	Consolidated Group
Cash flows from (used in) operating activities
Net income (loss)	$10,504	$107,257	$117,761
Adjustments to reconcile net income (loss) to cash flows from operating activities
Gain on settlement of debt	—	(31,851)	(31,851)
Unrealized loss (gain) on derivative instruments	—	(9,224)	(9,224)
Depreciation and amortization	31,963	27,072	59,035
Deferred income taxes	5,861	(31,285)	(25,424)
Stock compensation expense	923	—	923
Pension and other post-retirement expense, net of funding	(82)	—	(82)
Other	3,983	3,411	7,394
Changes in working capital
Receivables	(3,529)	(13,725)	(17,254)
Inventories	(8,610)	13,796	5,186
Accounts payable and accrued expenses	13,619	580	14,199
Other(1)	(10,597)	7,751	(2,846)

Net cash from (used in) operating activities	44,035	73,782	117,817

Cash flows from (used in) investing activities
Purchase of property, plant and equipment	(16,981)	(5,154)	(22,135)
Capital contribution	(20,000)	20,000	—
Purchase of intangible assets	(1,891)	(1,699)	(3,590)
Other	(202)	57	(145)

Net cash from (used in) investing activities	(39,074)	13,204	(25,870)

Cash flows from (used in) financing activities
Repayment of debt	(744)	(44,480)	(45,224)
Proceeds from issuance of shares	53,858	—	53,858
Repayment of capital lease obligations	(661)	(1,111)	(1,772)
Proceeds from sale and lease-back transactions	1,047	—	1,047
Payment of note issuance costs	—	(592)	(592)
Proceeds from government grants	832	5,254	6,086

Net cash from (used in) financing activities	54,332	(40,929)	13,403

Effect of exchange rate changes on cash and cash equivalents	(4,985)	(8,170)	(13,155)

Net increase (decrease) in cash and cash equivalents	54,308	37,887	92,195
Cash and cash equivalents, beginning of year	82,910	64,818	147,728

Cash and cash equivalents, end of year	$137,218	$102,705	$239,923

(1)	Includes intercompany working capital related transactions.

(10)

MERCER INTERNATIONAL INC.

RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE

Combined Condensed Statements of Cash Flows

(Unaudited)

(In thousands)

	Nine Months Ended September 30, 2013
	Restricted Group	Unrestricted Subsidiaries	Consolidated Group
Cash flows from (used in) operating activities
Net income (loss)	$(20,109)	$5,932	$(14,177)
Adjustments to reconcile net income (loss) to cash flows from operating activities
Unrealized loss (gain) on derivative instruments	1,507	(18,337)	(16,830)
Depreciation and amortization	32,635	25,728	58,363
Deferred income taxes	1,725	4,146	5,871
Stock compensation expense	1,573	—	1,573
Pension and other post-retirement expense, net of funding	602	—	602
Other	1,025	2,419	3,444
Changes in working capital
Receivables	9,451	5,501	14,952
Inventories	3,958	(13,648)	(9,690)
Accounts payable and accrued expenses	14,681	9,150	23,831
Other(1)	(14,886)	6,437	(8,449)

Net cash from (used in) operating activities	32,162	27,328	59,490

Cash flows from (used in) investing activities
Purchase of property, plant and equipment	(9,810)	(28,882)	(38,692)
Acquisition of noncontrolling interest	(20,000)	20,000	—
Other	273	54	327

Net cash from (used in) investing activities	(29,537)	(8,828)	(38,365)

Cash flows from (used in) financing activities
Repayment of debt	(1,457)	(54,957)	(56,414)
Proceeds from issuance of notes and borrowings of debt	52,250	22,223	74,473
Repayment of capital lease obligations	(482)	(1,490)	(1,972)
Proceeds from (repayment of) credit facilities, net	966	—	966
Payment of note issuance costs	(1,721)	(643)	(2,364)
Proceeds from government grants	—	5,413	5,413

Net cash from (used in) financing activities	49,556	(29,454)	20,102

Effect of exchange rate changes on cash and cash equivalents	1,019	1,898	2,917

Net increase (decrease) in cash and cash equivalents	53,200	(9,056)	44,144
Cash and cash equivalents, beginning of period	48,407	89,032	137,439

Cash and cash equivalents, end of period	$101,607	$79,976	$181,583

(1)	Includes intercompany working capital related transactions.

(11)

MERCER INTERNATIONAL INC.

COMPUTATION OF OPERATING EBITDA

(Unaudited)

(In thousands)

Operating EBITDA is defined as operating income (loss) plus depreciation and amortization and non-recurring capital asset impairment charges. Management uses Operating EBITDA as a benchmark measurement of its own operating results, and as a benchmark relative to its competitors. Management considers it to be a meaningful supplement to operating income (loss) as a performance measure primarily because depreciation expense and non-recurring capital asset impairment charges are not an actual cash cost, and depreciation expense varies widely from company to company in a manner that management considers largely independent of the underlying cost efficiency of their operating facilities. In addition, we believe Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance.

Operating EBITDA does not reflect the impact of a number of items that affect our net income (loss), including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under GAAP, and should not be considered as an alternative to net income (loss) or income (loss) from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. The following tables set forth the net income (loss) attributable to common shareholders to Operating EBITDA for both the consolidated group and our Restricted Group:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net income (loss) attributable to common shareholders	$88,337	$(2,966)	$109,949	$(16,542)
Net income attributable to noncontrolling interest	3,482	640	7,812	2,365
Income tax (benefit) provision	(29,199)	1,247	(22,791)	3,207
Interest expense	17,456	17,254	52,071	51,784
(Gain) loss on settlement of debt	(31,851)	—	(31,851)	—
(Gain) loss on derivative instruments	(3,447)	(2,645)	(9,224)	(15,930)
Other (income) expense	3,408	(226)	3,484	(142)

Operating income	48,186	13,304	109,450	24,742
Add: Depreciation and amortization	19,397	19,476	59,035	58,363

Operating EBITDA	$67,583	$32,780	$168,485	$83,105

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Restricted Group
Net income (loss)	$8,972	$(3,081)	$10,504	$(20,109)
Income tax provision	1,136	1,439	6,921	3,576
Interest expense	8,559	8,204	25,625	23,634
Loss on derivative instruments	—	1,400	—	2,407
Other (income) expense	3,457	(2,371)	3,319	(6,516)

Operating income	22,124	5,591	46,369	2,992
Add: Depreciation and amortization	10,590	10,859	31,963	32,635

Operating EBITDA	$32,714	$16,450	$78,332	$35,627

(12)